Artisan Partners Asset Management Inc. Reports January 2026 Assets Under Management
Milwaukee, WI - February 10, 2026 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of January 31, 2026 totaled $185.3 billion. Artisan Funds and Artisan Global Funds accounted for $90.2 billion of total firm AUM, while separate accounts and other AUM1 accounted for $95.1 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of January 31, 2026 - ($ Millions)
Growth Team
Global Opportunities	$16,711
Global Discovery	1,141
U.S. Mid-Cap Growth	10,071
U.S. Small-Cap Growth	2,871
Franchise	554
Global Equity Team
Global Equity	428
Non-U.S. Growth	16,501
U.S. Value Team
Value Equity	5,884
U.S. Mid-Cap Value	2,132
Value Income	10
International Value Group
International Value	54,515
International Explorer	979
Global Special Situations	35
Global Value Team
Global Value	37,608
Select Equity	1,027
Sustainable Emerging Markets Team
Sustainable Emerging Markets	2,799
Credit Team
High Income	13,382
Credit Opportunities	379
Floating Rate	96
Custom Credit Solutions	1,397
Developing World Team
Developing World	4,150
Antero Peak Group
Antero Peak	2,260
Antero Peak Hedge	229
International Small-Mid Team
Non-U.S. Small-Mid Growth	4,662
EMsights Capital Group
Global Unconstrained	1,311
Emerging Markets Debt Opportunities	1,372
Emerging Markets Local Opportunities	1,928
Grandview Property Partners
Grandview Property Partners[3]	895

Total Firm Assets Under Management ("AUM")	$185,327

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM includes $126.6 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).
3 Represents NAV plus uncalled and recallable capital.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.